Armstrong Energy, Inc. Announces Results For the Three Months ended March 31, 2014

- Record quarterly revenue of $110.9 million on 2.4 million tons sold

- Record quarterly Adjusted EBITDA of $15.7 million for 2014 – 15.7% increase from 2013

- Available liquidity totaled $76.8 million at March 31, 2014

ST. LOUIS, May 15, 2014 /PRNewswire/ -- Armstrong Energy, Inc. ("Armstrong") today reported coal sales revenue of $110.9 million for the three months ended March 31, 2014, an increase of 9.5% compared to $101.2 million for the three months ended March 31, 2013. Coal sales increased 0.1 million tons to 2.4 million tons in the first quarter of 2014, as compared to the first quarter of 2013. Average sales price per ton for the three months ended March 31, 2014 was $47.04 per ton, as compared to $45.73 for the same period of the prior year. Operating income and Adjusted EBITDA, as defined below for the three months ended March 31, 2014 was $2.8 million and $15.7 million, respectively, as compared to an operating income and Adjusted EBITDA in 2013 of $1.9 million and $13.6 million, respectively.

	For the Three months ended March 31,
	2014	2013
Tons of Coal Sold	2,357	2,213
Revenue	$110,866	$101,222
Adjusted EBITDA (1)	$15,746	$13,605
Average Sales Price per Ton	$47.04	$45.73
Cost of Coal Sales per Ton (2)	$38.24	$37.06

[1]	Non-GAAP measure; please see definition and reconciliation below.
[2]	Includes revenue-based production taxes and royalties; excludes depreciation, depletion, and amortization; asset retirement obligation expenses; and general and administrative costs.

Our coal sales revenue for the three months ended March 31, 2014 increased by $9.6 million, or 9.5%, to $110.9 million, as compared to the three months ended March 31, 2013. This increase is attributable to a favorable volume variance of approximately $6.6 million due to the increase of 0.1 million tons sold in the current year and a favorable price variance of $3.0 million year-over-year due to favorable customer mix and higher year-over-year contract prices. The completion of the Lewis Creek underground mine in July 2013 led to additional capacity experienced in the current year.

Cost of coal sales increased 9.9% to $90.1 million in the three months ended March 31, 2014, from $82.0 million in the same period of 2013. On a per ton basis, our cost of coal sales increased during the three months ended March 31, 2014, compared to the same period of 2013, from $37.06 per ton to $38.24 per ton. This increase is due to lower productivity at the Parkway underground mine driven by poor geological conditions as well as production inefficiencies encountered at the Lewis Creek underground mine subsequent to the completion of the development of the mine, partially offset by favorable mining conditions at our Midway and Lewis Creek surface mines in the current year.

Production royalties to a related party decreased $0.1 million to $2.0 million for the three months ended March 31, 2014, as compared to $2.1 million in the same period of 2013. The decrease relates to production royalties earned by our affiliate, Thoroughbred Resources, L.P. ( formerly Armstrong Resource Partners, L.P.) being lower as a result of a slight decrease in production at the Kronos underground mine in the current year, as compared to 2013.

Interest expense, net was $8.2 million for the three months ended March 31, 2014, as compared to $8.6 million for the three months ended March 31, 2013. The decrease is principally attributable to a decrease in the effective interest rate used to calculate interest on the long-term obligation to related party, partially offset by the increase in the principal balance of the long-term obligation to related party from the closing of the reserve transfer to Thoroughbred in April 2013, which increased the principal balance on the obligation by $4.9 million.

Liquidity

The principal indicators of our liquidity are our cash on hand and availability under our revolving credit facility. As of March 31, 2014, our available liquidity was $76.8 million, comprised of cash on hand of $53.1 million and $23.7 million available under our revolving credit facility.

We believe that existing cash balances, cash generated from operations and availability under our revolving credit facility will be sufficient to meet working capital requirements, anticipated capital expenditures and debt service requirements.

Short-term Outlook

Our anticipated coal sales for 2014 are between 9.8 million and 9.9 million tons. As of March 31, 2014, Armstrong has 9.8 million tons priced and committed for 2014 at an average price of $46.81.

Capital expenditures in 2014 for equipment and land acquisitions are currently expected to be in a range of $18-$19 million with an additional $18-$19 million for mine development.

Conference Call

A conference call regarding Armstrong's first quarter 2014 financial results will be held today at 11:00am eastern time. To participate in the conference call, dial (877) 870-4263 and ask for the Armstrong Energy, Inc. conference call. A replay of the call will also be available under the Investors section of Armstrong's website at http://www.armstrongenergyinc.com.

About Armstrong Energy, Inc.

Armstrong is a diversified producer of low chlorine, high sulfur thermal coal from the Illinois Basin, with both surface and underground mines. Armstrong controls approximately 571 million tons of proven and probable coal reserves in Western Kentucky and currently operates seven mines. Armstrong also owns and operates three coal processing plants and river dock coal handling and rail loadout facilities which support its mining operations.

Financial Summary

Armstrong Energy, Inc. and Subsidiaries

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

	Three Months Ended March 31,
	2014	2013
Revenue	$ 110,866	$101,222
Costs and Expenses:
Cost of coal sales, exclusive of items shown separately below	90,119	82,024
Production royalty to related party	2,024	2,050
Depreciation, depletion, and amortization	10,207	8,796
Asset retirement obligation expenses	508	573
General and administrative costs	5,246	5,833

Operating income	2,762	1,946
Other income (expense):
Interest expense, net	(8,244)	(8,553)
Other, net	182	111

Loss before income taxes	(5,300)	(6,496)
Income taxes	—	—

Net loss	(5,300)	(6,496)
Income attributable to non-controlling interests	—	—

Net loss attributable to common stockholders	$ (5,300)	$ (6,496)

Armstrong Energy, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 53,108	$ 51,632
Accounts receivable	30,748	24,654
Inventories	14,293	12,683
Prepaid and other assets	3,777	3,669
Deferred income taxes	615	605

Total current assets	102,541	93,243
Property, plant, equipment, and mine development, net	418,177	424,365
Investments	3,230	3,224
Intangible assets, net	138	144
Other non-current assets	24,774	22,577

Total assets	$ 548,860	$ 543,553

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 33,234	$ 27,972
Accrued liabilities and other	20,039	16,234
Current portion of capital lease obligations	2,071	2,497
Current maturities of long-term debt	3,269	4,498

Total current liabilities	58,613	51,201
Long-term debt, less current maturities	197,692	198,186
Long-term obligation to related party	105,780	106,283
Related party payables, net	11,739	7,780
Asset retirement obligations	17,652	17,230
Long-term portion of capital lease obligations	1,754	2,222
Deferred income taxes	615	605
Other non-current liabilities	3,370	3,103

Total liabilities	397,215	386,610
Stockholders' equity:
Common stock, $0.01 par value, 70,000,000 shares authorized, 21,925,976 and 21,933,710 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	219	219
Preferred stock, $0.01 par value, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	—	—
Additional paid-in-capital	238,775	238,799
Accumulated deficit	(86,661)	(81,361)
Accumulated other comprehensive loss	(711)	(737)

Armstrong Energy, Inc.'s equity	151,622	156,920
Non-controlling interest	23	23

Total stockholders' equity	151,645	156,943

Total liabilities and stockholders' equity	$ 548,860	$ 543,553

Armstrong Energy, Inc. and Subsidiaries

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months Ended March 31,
	2014	2013
Cash Flows from Operating Activities:
Net loss	$ (5,300)	$ (6,496)
Adjustments to reconcile net income to cash provided by operating activities:
Non-cash stock compensation expense	63	219
Income from equity affiliate	(6)	(8)
Gain on settlement of asset retirement obligation	—	(90)
Amortization of original issue discount	181	159
Amortization of debt issuance costs	309	273
Depreciation, depletion and amortization	10,207	8,796
Asset retirement obligation expenses	508	573
Non-cash activity with related party, net	3,456	2,373
Interest on long-term obligations	5,882	5,799
Change in operating assets and liabilities:
Increase in accounts receivable	(6,094)	(4,262)
Increase in inventories	(1,610)	(2,440)
(Increase) decrease in prepaid and other assets	(107)	372
(Increase) decrease in other non-current assets	(2,506)	938
Increase in accounts payable and accrued liabilities	3,205	9,649
Increase in other non-current liabilities	292	869

Net cash provided by operating activities:	8,480	16,724
Cash Flows from Investing Activities:
Investment in property, plant, equipment, and mine development	(3,148)	(13,230)

Net cash used in investing activities	(3,148)	(13,230)
Cash Flows from Financing Activities:
Payment on capital lease obligations	(893)	(1,071)
Payment of long-term debt	(2,876)	(1,354)
Payment of financing costs and fees	—	(29)
Repurchase of employee stock relinquished for tax withholdings	(87)	—

Net cash used in financing activities	(3,856)	(2,454)

Net change in cash and cash equivalents	1,476	1,040
Cash, at the beginning of the period	51,632	60,132

Cash, at the end of the period	$ 53,108	$ 61,172

	Three Months Ended March 31,
	2014	2013
Supplemental cash flow information:
Non-Cash Transactions:
Assets acquired with long-term debt	$ 971	$ —

Adjusted EBITDA

The following table reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP measure:

	Three Months Ended March 31,
	2014	2013
	(In thousands)
Net loss	$ (5,300)	$ (6,496)
Income tax provision	—	—
Depreciation, depletion, and amortization	10,715	9,369
Non-cash production royalty to related party	2,024	2,050
Interest expense, net	8,244	8,553
Non-cash stock compensation expense	63	219
Gain on settlement of asset retirement obligation	—	(90)
Adjusted EBITDA	$ 15,746	$ 13,605

Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (GAAP). It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

We define "Adjusted EBITDA" as net income (loss) before deducting net interest expense, income taxes, depreciation, depletion and amortization, non-cash production royalty for related party, loss on settlement of interest rate swap, loss on deferment of equity offering, gain on settlement of asset retirement obligations, non-cash stock compensation expense, non-cash charges related to nonrecourse notes, gain on deconsolidation, and (gain) loss on extinguishment of debt. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is useful to an investor in evaluating our company.

Various statements contained in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "potential," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this release speak only as of the date of this release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. When considering any forward-looking statements, you should keep in mind the cautionary statements in our SEC filings, including the more detailed discussion of these factors and other factors that could affect our results included in "Risk Factors" in our Annual Report on Form 10-k filed with the Securities and Exchange Commission on March 25, 2014.

CONTACT: Richard Gist, 314-721-8202, rgist@armstrongcoal.com